Filed Pursuant to Rule 424(b)(3)
File Number 333- 168372

PROSPECTUS SUPPLEMENT NO. 5

Prospectus Supplement No. 5
to Prospectus dated August 6, 2010

Z TRIM HOLDINGS, INC.

This Prospectus Supplement No. 5 supplements our Prospectus dated August 6, 2010 and all subsequent Prospecuts Supplements. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except upon the exercise of warrants.

Our common stock is quoted on the OTC Pink Sheets under the symbol ZTHO. On December 3, 2010, the closing price of our common stock on the OTC Pink Sheets was $0.75.

This Prospectus Supplement includes the following attached items:

Current Report on Form 8-K dated December 2, 2010, as filed by us with the Commission on December 6, 2010.

YOU SHOULD READ THE PROSPECTUS, AS SUPPLEMENTED, AND THIS PROSPECTUS SUPPLEMENT NO.  5, INCLUDING THE RISK FACTORS THAT BEGIN ON PAGE 3 OF THE PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is December 6, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 2, 2010

Z TRIM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-27841	36-4197173
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1011 Campus Drive Mundelein, IL 60060 (Address of principal executive offices)		60060 (Zip code)
Registrant’s telephone number, including area code:  (847) 549-6002
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Annual Meeting held on December 2, 2010, the total number of shares represented in person or by proxy was 4,554,593 of the 8,133,650 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.
The following matters were voted upon at the Annual Meeting:

1.     Election of Directors:  The following named persons were elected as Directors of the Company to serve until the next Annual Meeting of Shareholders in 2011 or until their successors are elected and qualified.
The votes cast were as follows:
Director Nominee		Number of Votes (cumulative)		Broker Non Votes
	Votes For	Withheld	Abstentions
Steven J. Cohen	1,742,105	42,135
Morris Garfinkle	1,673,991	110,249
Brian S. Israel	1,742,507	41,733
Mark Hershhorn	1,742,530	41,710
Edward Smith III	1,742,481	41,759
				2,559,086

2.     Ratification of Independent Registered Accounting Firm:  The shareholders voted to ratify the appointment of M&K CPAs, LLC, as the Company’s independent registered accounting firm for the fiscal year 2011.  The shareholder vote as to this matter was as follows:
4,297,519 votes for	26,989 votes against	18,818 abstentions

Item 7.01. Regulation FD.

 On December 2, 2010, Z Trim Holdings Inc.  issued a press release record sales during the months of September, October and November, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The press release is furnished and not filed pursuant to Instruction B.2 of Form 8-K.

Item 9.01. Financial Statements and Exhibits.
 (a) Not applicable.
 (b) Not applicable.
 (c) Not applicable.
 (d) Exhibits

99.1
Press release of Z Trim Holdings, Inc. dated December 2, 2010, announcing record production in September , October and November. The press release is furnished and not filed pursuant to Instruction B.2 of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Z TRIM HOLDINGS, INC.

December 6, 2010	By: /s/ Steven J. Cohen
Steven J. Cohen
President

Exhibit 99.1

Z Trim Holdings Reports Best Three Months of Manufacturing Output in Company History

MUNDELEIN, IL, December 2, 2010/PRNewswire/ -- Z Trim Holdings, Inc. (OTC Pink Sheets: ZTHO – News), manufacturer of multifunctional dietary fiber ingredients for the food industry, today announced that it recorded in the months of September, October and November 2010 its best three months of manufacturing output in its history.  Further, the product produced in this period has all been sold.  “As demand for our products continues to increase, our primary focus continues to be to quickly expand our manufacturing capacity,” said Steve Cohen, Z Trim CEO. “We have plans to more than double our current capacity in our present facility, while simultaneously looking for the right contract manufacturer to increase our capacity more than tenfold.”

ABOUT Z TRIM®

Z Trim Holdings, Incorporated, http://www.ztrim.com, deploys technology, formulation, and product performance solutions built around cutting edge multifunctional dietary fibers for both domestic and international food markets.

Made from either corn bran or oat hulls, Z Trim® fiber ingredients contribute multifunctional attributes for food product design and processing, including moisture management, texture and appearance quality, fat and calorie reduction, clean labeling, and cost-control.  Z Trim® can provide enhanced eating quality, outstanding product performance, and frequently, improved nutritional profiles in meats, sauces, dressings, microwaveable hand-held snacks, baked goods, fillings, toppings, prepared meals, ice cream, cream cheese, dips, and many other food products.

Forward-Looking Statements and Risk Factors

Certain statements in this press release are "forward−looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Z Trim Holdings to be materially different from any future results, performance or achievements expressed or implied by these forward−looking statements. Other factors, which could materially affect such forward−looking statements, can be found in our filings with the Securities and Exchange Commission at www.sec.gov, including risk factors relating to our history of operating losses, that our auditors have expressed substantial doubt regarding our ability to continue as a going concern, the fact that we may dilute existing shareholders through additional stock issuances, and our reliance on our intellectual property. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward−looking statements and are cautioned not to place undue reliance on such forward−looking statements. The forward−looking statements made herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward−looking statements to reflect subsequent events or circumstances.

Contacts:

 Media:

 Investors:

 Angela Strickland

 Thomas Wagner

 (847) 549-6002

 Legend Securities, Inc.

 mediarelations@ztrim.com

 718-233-2627

 John Columbia

 Legend Securities, Inc.

 718-233-2677